UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

Broadcom Cayman L.P.

(Exact name of registrant as specified in its charter)

Cayman Islands	333-205938-01	98-1254815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Broadcom Limited 1 Yishun Avenue 7 Singapore 768923		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 24, 2016, Anthony E. Maslowski, Senior Vice President and Chief Financial Officer of Broadcom Limited (the “Company”), who has served as the Company’s Chief Financial Officer since March 2013, will go on a leave of absence for health reasons. The Company currently plans to provide an update on the status of Mr. Maslowski’s leave of absence in approximately four months.

During Mr. Maslowski’s medical leave of absence, Thomas Krause, the Company’s Vice President, Corporate Development, will also serve as the Company’s acting Chief Financial Officer and acting principal financial officer.

In addition, Kirsten Spears, the Company’s Vice President, Controller, has been appointed as the Company’s principal accounting officer effective March 24, 2016.

Mr. Krause, age 38, has been the Company’s Vice President, Corporate Development, responsible for mergers and acquisitions, since January 2012. Prior to joining Avago Technologies Limited (“Avago”), the Company’s predecessor, in January 2012, Mr. Krause ran his own financial advisory firm from January 2009 where he represented several public and private technology companies. Prior to this, he served as Vice President of Business Development at Techwell, Inc., a mixed-signal fabless semiconductor company. Additionally, prior to that he held roles with Technology Crossover Ventures and Robertson Stephens. As at March 22, 2016, Mr. Krause did not beneficially own any ordinary shares of the Company.

Ms. Spears, age 52, has been the Company’s Vice President and Corporate Controller since May 2014. Previously, Ms. Spears was Vice President and Corporate Controller at LSI Corporation (“LSI”), which was acquired by Avago in May 2014. Ms. Spears joined LSI in September of 1997 and held a number of management positions in accounting and reporting before becoming the Corporate Controller in 2007. Before joining LSI, Ms. Spears worked for Price Waterhouse LLP in audit; for Raychem Corporation, managing a variety of accounting functions; and for Bank of America, managing branch operations. As at March 22, 2016, Ms. Spears beneficially owned 10,939 ordinary shares of the Company (representing less than 1% of the Company’s outstanding shares), including 9,793 shares that she has the right to acquire within 60 days thereafter upon the exercise of share options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2016

Broadcom Cayman L.P.

By: Broadcom Limited, its general partner

By:	/s/ Hock E. Tan
Name:	Hock E. Tan
Title:	President and Chief Executive Officer